Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Thursday, March 26, 2020

HYSTER-YALE MATERIALS HANDLING, INC.
ADDRESSES COVID-19 IMPACT

Cleveland, Ohio, Thursday, March 26, 2020 – Hyster-Yale Materials Handling, Inc. (NYSE:HY) today announced actions taken in response to the impact of the COVID-19 pandemic. Broad measures taken by governments, businesses and others across the globe to limit the spread of the virus are adversely affecting the Company and its customers and suppliers. The ultimate magnitude of the COVID-19 pandemic, including the extent of its impact on Hyster-Yale’s financial and operational results, will be determined by the length of time that the pandemic continues, its effect on the demand for the Company’s products and services, its effects on the Company's supply chain and the effect of governmental regulations and other measures implemented in response to the pandemic. The combined effect of these factors could be material to the Company's results over the course of 2020.
Production has been significantly reduced or suspended in several of the Company’s European facilities for varying periods through April 15, 2020, largely due to material shortages from suppliers which have closed their manufacturing plants and other constraints in the European supply chain, including increased controls at borders, border closures and traffic delays due to the effects of the coronavirus. Additional production disruptions in other regions are expected over time. As an essential critical infrastructure business, the Company expects to continue its U.S. operations and plans to continue to operate in other parts of the world to the extent possible. These operations, however, may be affected by issues such as adherence to social distancing guidelines and other COVID-19-related challenges. Challenges associated with COVID-19 that have affected, and may continue to affect, the Company include the following: availability of the Company’s employees; employees’ working arrangements; the supply chain and the ability to receive goods on a timely basis at anticipated costs; logistics costs; the ability to continue normal operations of Company facilities; and reduced demand for the Company’s products.
The Company cannot predict if or when any further disruptions will occur due to the rapidly changing environment as the COVID-19 pandemic and related events continue to evolve. The Company’s financial results for the first quarter of 2020 will be lower than previously expected due to these factors. A more significant concern is the uncertainty about demand and other business conditions for the remainder of 2020. Given these unprecedented events and government actions, the 2020 outlook previously provided by the Company, which did not factor in the effects of the coronavirus pandemic, is no longer the Company's perspective on its 2020 outlook. The Company expects to provide an update on its 2020 outlook in connection with its first-quarter earnings announcement but does not expect to provide any additional information until then.
In the meantime, the Company is committed to the safety and well-being of its employees and is doing everything possible to ensure that its facilities follow the highest standards of safety and hygiene. At the same time, the Company and its employees remain committed to meeting the needs of customers and ensuring they receive equipment, parts and services in a timely manner. During disruption in production, supporting dealers´ and customers´ service demands remains a top priority.

As of December 31, 2019, the Company had $64.6 million of consolidated cash on hand and unused borrowing capacity of approximately $250 million under existing revolving credit facilities.
“The Company is fortunate to have very experienced leaders who have managed through challenging situations in the past. We expect to successfully navigate through this difficult period as well,” commented Alfred M. Rankin, Jr., Chairman, President and CEO.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if the epidemic spreads or quarantines are extended, (2) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (3) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (4) delays in manufacturing and delivery schedules, (5) the successful commercialization of Nuvera's technology, (6) customer acceptance of pricing, (7) the political and economic uncertainties in the countries where the Company does business, (8) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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